UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2007

Kinetic Concepts, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-09913	74-1891727
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8023 Vantage Drive		78230
San Antonio, Texas
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2007, the Board of Directors of Kinetic Concepts, Inc. ("KCI") approved and adopted the form of Executive Retention Agreement that it intends to make available to designated executive officers (the "Retention Agreement"). The Company expects to enter into the Retention Agreement with each of its current executive officers other than Catherine Burzik, the Company's President and Chief Executive Officer.

The Retention Agreement provides for a severance payment in the amount of one times the executive's annual base salary and annual target bonus if the executive's employment is terminated by the Company without Cause or he or she resigns for Good Reason (both terms as defined in the Retention Agreement). In addition to this severance payment, the Executive will also be entitled to reimbursement of health insurance continuation coverage premiums under COBRA for up to 12 months following the termination of the executive's employment.

Alternatively, if the executive's employment is terminated without Cause or he or she resigns for Good Reason within 24 months following a defined Change in Control of the Company, the executive will be entitled to two times the sum of the executive's annual base salary and annual target bonus and reimbursement of up to 18 months of COBRA premiums.

KCI expects to file each of the executed Retention Agreements as an exhibit to future filings, in each case following execution by any such designated officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

Date: February 12, 2007	By:	/s/ Martin J. Landon

	Name:	Martin J. Landon
	Title:	Senior Vice President, Chief Financial
Officer